Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Williams Partners L.P. of our report dated February 23, 2015, relating to the financial statements of Gulfstream Natural Gas System, L.L.C. for the year ended December 31, 2014, appearing in the Current Report on Form 8-K of Williams Partners L.P. dated February 25, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

February 25, 2015